ORBITAL ATK, INC.
INCOME SECURITY PLAN

Effective May 5, 2015

CONTENTS

SECTION 1.	PURPOSE AND TERM 1
1.1    Purpose    1
1.2    Type of Plan    1
1.3    Term; Effect of Change in Control    1

SECTION 2.	DEFINITIONS 2
2.1    Definitions    2

SECTION 3.	UNPAID COMPENSATION AND SEVERANCE BENEFITS 9
3.1    Right to Unpaid Compensation and Severance Benefits    9
3.2    Severance Benefits for Participants    9
3.3    Termination Due to Disability or Death    10
3.4    Termination for Cause or by the Participant Without Good Reason    11
3.5    Notice of Termination    11
3.6    Payment of Severance Benefits    11

SECTION 4.	RELEASE AND RESTRICTIVE COVENANTS 11
4.1    Release    11
4.2    Restrictive Covenants    11
4.3    Services of Participant    12

SECTION 5.	EXCISE TAXES 12
5.1    Limitation for Excess Parachute Payments    12

SECTION 6.	CLAIMS PROCEDURE 13
6.1    Original Claim    13
6.2    Review of Denied Claim    13
6.3    General Rules    13

SECTION 7.	RIGHTS TO SEVERANCE BENEFITS AND LEGAL FEES 14
7.1    Severance Benefits Payments    14
7.2    Legal Fees and Expenses    15

SECTION 8.	SUCCESSORS 15
8.1    Successors to the Company    15
8.2    Assignment by the Participant    15

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SECTION 9.	MISCELLANEOUS 15
9.1    Administration and Committee Powers    15
9.2    Employment Status    15
9.3    Entire Plan and Other Change in Control Plans    15
9.4    Notices    16
9.5    Includable Compensation    16
9.6    Tax Withholding    16
9.7    Severability    16
9.8    Amendment and Waiver    16
9.9    Applicable Law    16
9.10    Rules of Construction    17
9.11    Section 409A    17

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OBITAL ATK, INC.
INCOME SECURITY PLAN
Effective May 5, 2015
Section 1.PURPOSE AND TERM
1.1    Purpose. The purpose of this Income Security Plan (this “Plan”) is to provide income security protection to certain executives of Orbital ATK, Inc. (the “Company”) in order to (a) ensure that such executives make good corporate decisions with respect to a possible Change in Control (as defined in Section 2.1) of the Company, even if such a Change in Control may have adverse personal consequences (such as the loss of the executive’s employment with the Company), (b) maximize stockholder value by keeping such executives engaged during periods of uncertainty relating to a possible Change in Control, and (c) provide such executives with the ability to transition to new employment if their employment with the Company is terminated as a result of a Change in Control.
1.2    Type of Plan. This Plan is a severance pay plan maintained primarily for the benefit of a select group of management or highly compensated individuals within the meaning of ERISA (as defined in Section 2.1). This Plan will be administered and interpreted (i) in a manner consistent with such intent and (ii) in accordance with Section 409A of the Code (as defined in Section 2.1) and other applicable Tax (as defined in Section 2.1) laws and regulations, including, without limitation, any regulations promulgated pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates will be obligated, directly or indirectly, to any Participant (as defined in Section 2.1) for any Taxes that may be imposed on such Participant (a) on account of any amounts due or paid under this Plan or (b) on account of any failure to comply with any provision of the Code.
1.3    Term; Effect of Change in Control.

(a)
This Plan is effective on May 5, 2015 (the “Effective Date”), and will continue in effect until this Plan is terminated by the Committee (as defined in Section 2.1). The Committee may terminate this Plan at any time. If a notice terminating this Plan is properly delivered by the Committee or the Company to Participants, this Plan, along with all corresponding rights, duties and covenants, will immediately terminate; provided, however, that in the event a Change in Control occurs within twelve (12) months after receipt of such notice, such termination of the Plan will be deemed null and void, and the participation of the Participants in this Plan will not be affected by such notice (unless such termination of this Plan or participation by any Participant herein is required by the terms of any final order or a federal or state court or regulatory agency of competent jurisdiction).

(b)
Notwithstanding Section 1.3(a), in the event that a Change in Control occurs during the term of the Plan, the Committee may not terminate the Plan during the period beginning on the date of such Change in Control through the second anniversary date of the Change in Control. This Plan will automatically terminate with respect to any Participant who has not experienced a Qualifying Termination (as defined in Section 2.1) on or prior to the second anniversary of the first Change in Control that occurs during the term of the Plan.

Section 2.DEFINITIONS
2.1    Definitions. The following capitalized terms used in this Plan will have the meanings set forth below:

(a)	“Annual Base Salary” means, at any time, the then regular annual rate of cash compensation that a Participant is receiving as annual salary, excluding all other kinds of compensation.

(b)
“Annual Incentive Plan” means any incentive compensation plan of the Company with a performance period of one year or less (other than an Equity Incentive Plan) in which a Participant participates on the date of any Qualifying Termination of such Participant, unless the Committee otherwise determines that such plan is a Long-Term Cash Incentive Plan.

(c)	“Beneficial Owner” or “Beneficial Ownership” will have the meaning given to such term in Rule 13d‑3 under the Exchange Act.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Cause” means the occurrence of any of the following:

(i)
Participant willfully and repeatedly fails to substantially perform Participant's duties with the Company in accordance with the instructions of the Board or the executive officers to whom Participant reports (other than any such failure resulting from Participant's incapacity due to physical or mental illness), which failure continues for 30 days unabated after a demand for substantial performance is delivered to Participant by the Board that specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties,

(ii)	Participant willfully engages in gross misconduct materially and demonstrably injurious to the Company, monetarily or otherwise,

(iii)	Participant engages in fraud, misappropriation or embezzlement of funds or property of the Company,
(iv)    Participant’s conviction of a felony or entrance of a plea of guilty     or nolo contendere to a felony, or
(v)    Participant’s conviction of any crime involving fraud,     embezzlement, or moral turpitude or the entrance of a plea of     guilty or nolo contendere to such a crime.
For purposes of this Section 2.1(e), an act or failure to act on Participant’s part shall be considered “willful” if done or omitted to be done by Participant other than in good faith and without reasonable belief that Participant's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated by the Company for Cause unless and until the Company shall have delivered to Participant a copy of a resolution titled Notice of Termination duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board, at a meeting of the Board called and held for the purpose (after reasonable notice to Participant and an opportunity for Participant, together with Participant's counsel, to be heard before the Board), finding that in the good-faith opinion of the Board Participant was guilty of conduct constituting Cause hereunder and specifying the particulars thereof in reasonable detail.
(f)    “Change in Control” means the occurrence of any of the following:

(i)	the acquisition by any Person of Beneficial Ownership of 40% or more of the outstanding shares of the Company’s Voting Securities;

(ii)
the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), unless such Corporate Transaction is a transaction pursuant to which all or substantially all of the Persons who are the Beneficial Owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, 60% or more of the outstanding shares of Voting Securities of the resulting or combined entity;

(iii)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that (A) any individual who becomes a member of the Board subsequent to the Effective Date, whose election (or nomination for election by the Company’s stockholders) was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, will be deemed a member of the Incumbent Board and (B) any individual who is initially elected as a member of the Board as a result of any actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will not be deemed a member of the Incumbent Board;

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)
any other circumstances (whether or not following a Change Event) which the Board determines to be a Change in Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan. Any such determination made by the Board will be irrevocable except by vote of a majority of the members of the Board who voted in favor of making such determination.

For purposes of this Section  2.1(f), a “Change in Control” will not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator or determination by a regulatory agency that the Company is insolvent.

(g)	“Change Event” means either of the following:

(i)
the acquisition by any Person (other than the Company or a subsidiary or an employee benefit plan (including its trustee) of the Company) of Beneficial Ownership, directly or indirectly, of shares of Voting Securities of the Company directly or indirectly representing 15% or more of the total number of the then outstanding shares of the Company’s Voting Securities (excluding the sale or issuance of any Voting Securities directly by the Company, or any transaction in which the acquisition of such Voting Securities is made by such Person from five or fewer stockholders in a transaction or transactions approved in advance by the Board); or

(ii)	the agreement, or the public announcement of an intention, by any Person or Persons, to take any action, which if completed, would constitute a Change in Control.

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(i)	“Committee” means the Personnel and Compensation Committee of the Board, or, if no Personnel and Compensation Committee exists, then a committee of independent Board members appointed by the Board to administer this Plan.

(j)	“Common Stock” means the common stock, par value $.01 per share, of the Company.

(k)
“Disability” or “Disabled” will have the meaning given to such term in the Company’s governing long-term disability plan or, if no such plan exists, such term will mean a determination that a person is “totally disabled” under the rules of the Social Security Administration.

(l)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(m)
“Equity Incentive Plan” means any incentive compensation plan of the Company providing for the grant of Stock Awards in which a Participant participates on the date of any Qualifying Termination of such Participant.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(o)	“Executive Officer” means any “executive officer” of the Company as determined pursuant to Rule 3b-7 under the Exchange Act.

(p)	“Group Health Plan” means any group health plan generally available to all employees of the Company in which a Participant participates on the date of any Qualifying Termination of such Participant.

(q)	“Good Reason” means, without a Participant’s express written consent, the occurrence after a Change Event or a Change in Control, as the case may be, of any one or more of the following:

(i)
a material reduction of such Participant’s authorities, duties or responsibilities as an executive and/or officer of the Company from those in effect immediately prior to such Change Event or Change in Control, other than (A) an insubstantial reduction or (B) a substantial reduction that is remedied by the Company within 30 days after receipt of written notice thereof given by the Participant to the Committee within 90 days after such circumstances first arise;

(ii)
the Company’s requiring the Participant to be based at a location in excess of 50 miles from the Participant’s principal job location immediately prior to such Change Event or Change in Control, unless such requirement is withdrawn by the Company within 30 days after receipt of written notice thereof given by the Participant to the Committee within 90 days after such circumstances first arise;

(iii)
a material reduction by the Company of the Participant’s Annual Base Salary in effect immediately prior to such Change Event or Change in Control, or as such Annual Base Salary has been increased thereafter, unless such reduction is remedied by the Company within 30 days after receipt of written notice thereof given by the Participant to the Committee within 90 days after such circumstances first arise;

(iv)
the failure of the Company to continue in effect, or the failure to continue the Participant’s participation on substantially the same basis in, any Annual Incentive Plan, Long-Term Cash Incentive Plan or Equity Compensation Plan in which the Participant participates immediately prior to such Change Event or Change in Control, where the result is a material reduction in the Participant’s total compensation, unless such failure is remedied by the Company within 30 days after receipt of written notice thereof given by the Participant to the Committee within 90 days after such circumstances first arise; or

(v)
if such Change in Control results in a successor to the Company, the failure of the Company to obtain a satisfactory agreement from such successor to assume and agree to perform the Company’s obligations under this Plan, as contemplated by Section 8.1, unless such failure is remedied within 30 days after receipt of written notice thereof given by the Participant to the Committee within 90 days after such circumstances first arise.

Unless the Participant becomes Disabled, the Participant’s right to terminate employment for Good Reason will not be affected by the Participant’s incapacity due to physical or mental illness. If a Participant provides written notice of Good Reason to the Committee and the Company does not cure the circumstances giving rise to such notice within 30 days, then a Participant must submit a written Notice of Termination to the Committee within 90 days of the expiration of the Company’s cure period in order to validly invoke Good Reason. Failure to follow the timelines stated in this Section 2.1(q) will result in a waiver of rights by Participant or Committee, as applicable, with respect to any action or circumstance constituting Good Reason.

(r)
“Long-Term Cash Incentive Plan” means (i) any cash incentive compensation plan of the Company with a performance period of more than one year (other than an Equity Incentive Plan) or (ii) or any other cash incentive compensation plan the Committee determines is a Long-Term Cash Incentive Plan (other than an Equity Incentive Plan), in each case in which a Participant participates on the date of any Qualifying Termination of such Participant.

(s)
“Notice of Termination” means a written notice indicating the specific provision in this Plan relied upon for the termination of employment of any Participant. Such notice will set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination pursuant to such provision.

(t)
“Participant” means (i) any Executive Officer, and (ii) any employee selected by the Committee as a covered employee eligible under this Plan (employees selected by the Committee will be referred to as “Selected Participants”). The Committee will select Selected Participants, if any, annually at the meeting in which it sets executive compensation for the next fiscal year. Selected Participants will remain eligible as Participants under this Plan for the fiscal year for which the Committee approved eligibility. During the fiscal year, the Committee may add Selected Participants to the Plan or remove Selected Participants from the Plan because of a change in employment status. For example, the Committee may remove a Participant from eligibility because of a demotion or add a Participant to the Plan because of a promotion. Notwithstanding the foregoing, a Selected Participant will not lose covered employee status as a Selected Participant by the Committee, if he or she was a Participant at the time of or within six (6) months prior to a Change in Control, or at the time of a Change Event that precedes a Change in Control by six (6) months or less. Further, any Participant under the Alliant Techsystems Inc. Income Security Plan, as Amended and Restated Effective July 1, 2013 (the “Legacy Plan”), is specifically excluded from being a Participant in this Plan until such time as such Legacy Plan expires by its terms and such participant satifies the criteria for being a Participant under this Plan. For the avoidance of doubt, if a participant under the Legacy Plan ceases participation in such plan as a result of its expiration, such participant will become a Participant in this Plan if he or she meets the criteria for eligibility at such time.

(u)	“Performance Vesting Stock Award” means any Stock Award the vesting and payment of which is based on achievement of performance goals rather than solely on the continued employment of a Participant.

(v)	“Person” will have the meaning given to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof (including a “group” as defined in Section 13(d)).

(w)	“Pre-Change in Control Qualifying Termination” means a termination of a Participant’s employment that entitles the Participant to Severance Benefits pursuant to Section 3.1(b).

(x)	“Post-Change in Control Qualifying Termination” means a termination of a Participant’s employment that entitles the Participant to Severance Benefits pursuant to Section 3.1(a).

(y)
“Qualifying Termination” means a Post-Change in Control Qualifying Termination or a Pre-Change in Control Qualifying Termination, as the case may be; provided, however, that a Qualifying Termination will not occur unless the Participant’s termination of employment qualifies as a “separation from service” (within the meaning of Section 409A of the Code).

(z)	“Severance Benefits” mean the severance benefits provided for in Section 3.2.

(aa)
“Stock Award” means any equity-based incentive award (including any award, without limitation, of stock options, stock appreciation rights, restricted stock or restricted stock units, or any Performance Vesting Stock Awards).

(bb)
“Target Level” means the “target” performance level (or other reasonably expected median performance goal) established for purposes of any Annual Incentive Plan, Long-Term Cash Incentive Plan or Performance Vesting Stock Award.

(cc)
“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments and impositions of any kind, payable to any governmental entity, including, without limitation, all net income, profits, gross income, alternative minimum, payroll, employment, social security, Medicare, unemployment, withholding, disability, workers’ compensation, excise, or other taxes or fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority.

(dd)	“Unpaid Compensation” means any of the following:

(i)	any unpaid Annual Base Salary, accrued vacation pay and unreimbursed business expenses owed to any Participant through the date of the Qualifying Termination of such Participant;

(ii)
any amount payable to such Participant as of the date of such Participant’s Qualifying Termination under any Annual Incentive Plan in effect for the most recently completed fiscal year, to the extent not previously paid; and

(iii)
any amount payable to such Participant as of the date of such Participant’s Qualifying Termination under any Long-Term Cash Incentive Plan in effect for any completed performance period, to the extent not previously paid.

(ee)	“Voting Securities” means any shares of capital stock of any entity that are generally entitled to vote in elections for members of the board of directors.

Section 3.UNPAID COMPENSATION AND SEVERANCE BENEFITS
3.1    Right to Unpaid Compensation and Severance Benefits.

(c)
Subject to the terms and conditions of this Plan, a Participant will be entitled to receive from the Company any Unpaid Compensation and the Severance Benefits described in Section 3.2 if (i) during the term of this Plan, a Change in Control occurs and (ii) within twenty-four (24) months thereafter, the Participant’s employment with the Company is terminated by the Company without Cause or voluntarily by the Participant for Good Reason. The termination of a Participant’s employment that entitles the Participant to Severance Benefits pursuant to this Section 3.1(a) is referred to in this Plan as a “Post-Change in Control Qualifying Termination.” A “Post-Change in Control Qualifying Termination” will not include a termination of a Participant’s employment by reason of death or Disability, the Company’s termination of a Participant’s employment for Cause or a Participant’s voluntary termination without Good Reason.

(d)
Subject to the terms and conditions of this Plan, a Participant will be entitled to receive from the Company any Unpaid Compensation and the Severance Benefits described in Section 3.2 if (i) during the term of this Plan, a Change Event and a Change in Control occur and (ii) within six (6) months after such Change Event and no more than six (6) months prior to such Change in Control, such Participant’s employment with the Company is terminated by the Company without Cause or voluntarily by the Participant for Good Reason; provided, however, that the Participant will only be entitled to receive such Severance Benefits if the Participant can demonstrate that such termination by the Company or event constituting Good Reason (A) occurred at the specific request of a third party with which the Company had entered into negotiations or an agreement regarding a subsequent Change in Control or (B) otherwise occurred in connection with (or in anticipation of) such Change in Control. The termination of a Participant’s employment that entitles the Participant to Severance Benefits pursuant to this Section 3.1(b) is referred to in this Plan as a “Pre-Change in Control Qualifying Termination.” A “Pre-Change in Control Qualifying Termination” will not include a termination of a Participant’s employment by reason of death or Disability, the Company’s termination of a Participant’s employment for Cause or a Participant’s voluntary termination without Good Reason.

(e)	Any Unpaid Compensation will be paid in cash to a Participant in a single lump sum within 30 days after the date of the Qualifying Termination of such Participant.
3.2    Severance Benefits for Participants. In the event the Company is obligated to provide Severance Benefits to any Participant pursuant to Section 3.1, such Participant will receive the following payment as provided in this Section 3 unless the Participant has validly and effectively elected deferral of any such payment or award under another plan (in which case the payment or award would be made under the terms of the other plan):

(a)
A cash amount equal to the sum of: (i) two times the Participant’s Annual Base Salary in effect on the date of his or her Qualifying Termination or, if higher, in effect immediately prior to the Change in Control, plus (ii) two times the Participant’s Target Level bonus under any Annual Incentive Plan in which Participant is eligible on the date of Participant’s Qualifying Termination or, if higher, the Target Level bonus that was in effect immediately prior to the Change in Control.

(b)
The cash amount such Participant would receive under the Annual Incentive Plan in effect for the fiscal year in which such Participant’s Qualifying Termination occurs. The cash amount will be determined based on the assumption that the Target Level of performance under such Annual Incentive Plan had been achieved. The cash amount will be adjusted on a pro rata basis to reflect the number of days the Participant was actually employed during such fiscal year.

(c)
The cash amount such Participant would receive under any Long-Term Cash Incentive Plan in effect for any performance period during which the Participant’s Qualifying Termination occurs. The cash amount will be determined based on the assumption that the Target Level of performance under such Long-Term Cash Incentive Plan had been achieved.

(d)
Any Stock Awards of the Participant (other than Performance Vesting Stock Awards) will become immediately vested and payable in full in the form of stock on the date of a Qualifying Termination of the Participant and will be paid, distributed or transferred to the Participant in accordance with their terms.

(e)
Any Performance Vesting Stock Awards of the Participant, for any performance period during which the Participant's Qualifying Termination occurs, will become immediately vested and payable in the form of stock on the date of a Qualifying Termination of such Participant, assuming the Target Level of performance under such Performance Vesting Stock Awards had been achieved and will be paid, distributed or transferred to the Participant in accordance with their terms.

(f)
A cash amount equal to the Company’s portion of the cost of the benefits that would have been provided to the Participant under the Company’s Group Health and Dental Plan for a period of two (2) years after the date of such Participant’s Qualifying Termination.

3.3    Termination Due to Disability or Death. Following a Change in Control, if a Participant’s employment with the Company is terminated due to Disability or death, the Company will pay any Unpaid Compensation through the date of such termination to the Participant or his or her designated beneficiaries (or, if there are no such designated beneficiaries, to the Participant’s estate), respectively. The payment of any other amounts or benefits to the Participant or his or her beneficiaries or estate will be determined in accordance with any Annual Incentive Plan, Long-Term Cash Incentive Plan, Equity Incentive Plan, the Company’s retirement, disability, insurance and survivors’ benefits plans and programs and other applicable plans and programs of the Company then in effect.
3.4    Termination for Cause or by the Participant Without Good Reason. Following a Change in Control, if a Participant’s employment with the Company is terminated either by the Company for Cause or voluntarily by such Participant without Good Reason, the Company will pay the Participant (a) any Unpaid Compensation through the date of such termination, plus (b) all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due. The Company will have no further obligations to such Participant under this Plan.
3.5    Notice of Termination. Any termination of a Participant’s employment by the Company for Cause or by the Participant for Good Reason will be communicated by Notice of Termination to such Participant or the Committee, as the case may be.
3.6    Payment of Severance Benefits. Subject to any provision to the contrary in the following Subsections of this Plan, directly or indirectly specifying a different time or form of payment, the Severance Benefits described in Sections 3.2(a), (b) and (c), and (f) will be paid in cash to a Participant in a single lump sum not later than sixty (60) days following the date of the Qualifying Termination of such Participant (or, if such Participant dies before payment is made, to the Participant’s designated beneficiaries or estate not later than sixty (60) days after the date of such Participant’s Qualifying Termination); provided, however, that if the Qualifying Termination is a Pre-Change in Control Qualifying Termination, payment will be paid not later than sixty (60) days after the Change in Control, provided further, that no payment shall be made, and the Participant shall not be entitled to any Severance Benefits, unless the Participant has executed and not revoked the Separation Agreement and General Release of Claims described in Section 4.1, and the period for such revocation has expired, before such payment is made or would otherwise be required and if such sixty (60) day period crosses two calendar years, payment will be made in the second calendar year.
Section 4.RELEASE AND RESTRICTIVE COVENANTS
4.1    Release. The Severance Benefits are in consideration of a Participant’s release of all claims against the Company pursuant to an agreement with terms substantially similar to the terms of the Separation Agreement and General Release of Claims set forth as Exhibit A to this Plan (the “Release”). If a Participant does not execute the Release or if he or she effectively revokes it, the Participant will not be entitled to any Severance Benefits.
4.2    Restrictive Covenants. The Company’s obligation to provide the Severance Benefits to a Participant will be conditioned on the Participant’s continuing compliance with the confidentiality and non-disparagement, non-competition and non-solicitation covenants set forth in the Release.
4.3    Services of Participant. The Company’s obligation to provide the Severance Benefits to a Participant will be conditioned upon the Participant’s continuing compliance with the covenants to provide services to the Company set forth in the Release.
Section 5.EXCISE TAXES
5.1    Limitation for Excess Parachute Payments.

(a)
In the event a Participant becomes entitled to receive payments of Severance Benefits under the Plan, the Company will cause an independent accounting or other qualified firm (the “Tax Advisor”) promptly to review, at the Company’s sole expense, the applicability of Section 4999 of the Code to those payments. The Tax Advisor will determine whether the payment of Severance Benefits or any other amounts by the Company to a Participant or for a Participant’s benefit (whether paid or payable pursuant to the terms of this Plan or otherwise) (the “Total Payments”), would be subject to the excise Tax imposed by Section 4999 of the Code, and any interest or penalties with respect to such excise Tax (the excise Tax, together with any such interest and penalties, are collectively referred to herein as the “Excise Tax”).

(b)
If the Tax Advisor determines that the Total Payments to any Participant would be subject to the Excise Tax, then the aggregate present value of Severance Benefits under the Plan shall be reduced to the extent necessary so that the aggregate present value of the Total Payments (determined in each case pursuant to Section 280G of the Code and applicable regulations promulgated thereunder) does not exceed the greatest amount that could be paid to the Participant such that the receipt of payments under this Plan would not give rise to any Excise Tax; provided, that, the reduction shall only be made when the Participant would be in a better after-tax position receiving reduced Total Payments rather than receiving full Total Payments and paying the Excise Tax. In the event that a cutback described in this Section 5.1(b) is required, amounts payable to the Participant in cash shall be reduced first, followed by a reduction of other benefits, as determined by the Tax Advisor. If and to the extent any reduction to cash amounts or other benefits is required by this Section 5.1(b), such reduction shall be made in the order in which such payments and benefits reduce the potential Excise Taxes by the greatest degree, as determined by the Tax Advisor. The Tax Advisor shall make a final determination as to whether a reduction in the aggregate present value of the Total Payments to the Participant is required pursuant to this Section 5.1(b) not later than the latest date provided in Section 3.6 of this Plan for payment of Severance Benefits.

(c)
A Participant will in good faith cooperate with the Tax Advisor in making the determination of whether a reduction to Severance Benefits is required (including, without limitation, providing the Tax Advisor with information or documentation as reasonably requested by the Tax Advisor).

(d)	Any determination by the Tax Advisor regarding whether a reduction to Severance Benefits is required will be conclusive and binding upon the Participant and the Company for all purposes.
Section 6.CLAIMS PROCEDURE
6.1    Original Claim. Any Participant, former Participant, or beneficiary of such Participant or former Participant, if he or she so desires, may file with the Committee a written claim for Severance Benefits under this Plan. Within 90 days after the filing of such a claim, the Committee will notify the claimant in writing whether the claim is upheld or denied (in whole or in part), or will furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 180 days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee will state in writing:

(a)	the specific reasons for the denial;

(b)	the pertinent provisions of this Plan on which the denial is based; and

(c)	any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary.
6.2    Review of Denied Claim. Within 60 days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written issues and comments. Within 60 days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 120 days from the date the request for review was filed) to reach a decision on the request for review.
6.3    General Rules. The following general rules will apply to all claims for Severance Benefits:

(a)
No inquiry or question from a Participant regarding Severance Benefits will be deemed to be a claim or request for review of a denied claim, unless made in accordance with the procedures described in Section 6.1. The Committee may require that any claim for benefits be filed on forms to be furnished to the claimant upon request;

(b)	All decisions on claims and requests for review of denied claims will be made by the Committee;

(c)	The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim;

(d)
A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Committee reserves the right to require the claimant to furnish written notice that such lawyer or other representative is authorized to represent the claimant;

(e)
The decision of the Committee on a claim or request for review of a denied claim will be provided to the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim will be deemed to have been denied; and

(f)
Prior to filing a claim or request for review of a denied claim, the claimant or his or her lawyer or other representative will have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company.

Section 7.RIGHTS TO SEVERANCE BENEFITS AND LEGAL FEES
7.1    Severance Benefits Payments.

(a)
This Plan establishes in a Participant a right to the Severance Benefits to which such Participant is entitled hereunder, subject to the conditions of Section 4 and to the Committee’s right to terminate or amend this Plan in accordance with Sections 1.3 and 9.8. The Company’s obligation to make the payments or distributions with respect to Severance Benefits will not be affected by any circumstances (including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Participant). Notwithstanding the foregoing sentence, the Company will have no obligation to make any payment to any Participant under this Plan to the extent (but only to the extent) that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction. Such final order will not affect, impair or invalidate any provision of this Plan not expressly subject to such order.

(b)
A Participant will not be obligated to seek other employment in mitigation of the Severance Benefits the Company is required to provide under this Plan, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to provide Severance Benefits under this Plan.

7.2    Legal Fees and Expenses. The Company will pay all reasonable legal fees, costs of litigation, prejudgment interest and other expenses that are incurred in good faith by a Participant as a result of (a) the Company’s refusal to provide the Severance Benefits to which the Participant becomes entitled under this Plan, (b) the Company (or any third party) contesting the validity, enforceability or interpretation of this Plan or (c) any conflict between the Participant and the Company pertaining to this Plan; provided, however, that if a court determines that the Participant’s claims were brought without a reasonable belief in the merits of such claims, the Company will have no obligations under this Section 7.2.
Section 8.SUCCESSORS
8.1    Successors to the Company. The Company will require any successor to the Company (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such an agreement to such express assumption is obtained, this Plan will be binding upon any successor in accordance with the operation of law, and such successor will be deemed to be the “Company” for purposes of this Plan.
8.2    Assignment by the Participant. This Plan will inure to the benefit of and be enforceable by the Participant’s personal or legal representatives or designated beneficiaries. If the Participant dies while any amount would still be payable to such Participant had he or she continued to live, all such amounts will be paid in accordance with the terms of this Plan to such Participant’s designated beneficiaries (or, if there are no such designated beneficiaries, to the Participant’s estate).
Section 9.MISCELLANEOUS
9.1    Administration and Committee Powers. This Plan will be administered by the Committee. The Committee will have full power, discretion and authority to interpret and construe this Plan, and the Committee’s interpretation and construction of this Plan will be conclusive and binding on the Participants, the Company and all other Persons.
9.2    Employment Status. This Plan is not, and nothing herein will be deemed to create, an employment contract between the Participant and the Company. The Company may at any time change any Participant’s compensation, title, employment responsibilities, job location and any other aspect of the Company’s employment relationship with such Participant, or terminate such Participant’s employment prior to a Change in Control (subject to such termination being determined to be a Pre-Change in Control Qualifying Termination pursuant to Section 3.1(b)).
9.3    Entire Plan and Other Change in Control Plans.

(a)
This Plan contains the entire understanding of the Company and the Participant with respect to the subject matter hereof. In addition, the payment of any Severance Benefits in the event of a Participant’s termination of employment will be in lieu of any severance benefits payable under any other severance plan, program or policy of the Company to which the Participant might otherwise be entitled.

(b)	This Plan completely supersedes any and all prior change in control severance agreements, understandings or plans oral or written, entered into between the Company and a Participant.
9.4    Notices. All notices, requests, demands, and other communications hereunder will be sufficient if in writing and will be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Participant at the last address he or she has filed in writing with the Company, or, in the case of the Company, at its principal executive offices.
9.5    Includable Compensation. Severance Benefits provided hereunder will not be considered “includable compensation,” “recognized compensation,” “recognized earnings” or “final average earnings” for purposes of determining the Participant’s benefits under any other plan or program of the Company, unless otherwise expressly provided in such other plan or program.
9.6    Tax Withholding. The Company will withhold from any amounts payable under this Plan all federal, state or other Taxes legally required to be withheld.
9.7    Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.
9.8    Amendment and Waiver.

(a)
Any provision of this Plan may be amended or modified (which modification may include the termination of any Participant’s participation in this Plan) by the Committee at any time; provided, however, that (i) during the period beginning on the date of a Change in Control and ending on the second anniversary date of such Change in Control, no provision of this Plan may be amended or modified (unless such modification or waiver is agreed to in writing by any affected Participant) and (ii) if a Change Event and a Change in Control occur, then any amendment or modification to this Plan within six (6) months after such Change Event and within six (6) months prior to such Change in Control will be deemed null and void (unless such modification or amendment is agreed to in writing by any affected Participant).

(b)	Any provisions of this Agreement may be waived in writing by the Company or the Participant, as the case may be.
9.9    Applicable Law. The laws of the State of Delaware will be the controlling law in all matters relating to this Plan without giving effect to principles of conflicts of laws.

9.10    Rules of Construction. Captions are provided in this Plan for convenience only, and such captions will not serve as a basis for interpretation or construction hereof. Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in this Plan include the plural and the singular.
9.11    Section 409A. The Committee intends to comply with Section 409A of the Code, or an exemption to Section 409A of the Code, with regard to payments made under this Plan. It is intended that each installment of the payments provided under the Plan is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i). To the extent that the Committee determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of any payments under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee. Notwithstanding any other provision of this Plan to the contrary, if at the time of the Participant’s separation from service, (i) the Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Participant constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six (6) month period (or upon the Participant’s death, if earlier).

Exhibit A

Separation Agreement and General Release of Claims

SEPARATION AGREEMENT
AND
GENERAL RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (“General Release”) is made and entered into by and between [EMPLOYEE NAME], for himself and on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Employee”), and Orbital ATK, Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “Orbital ATK”).
WHEREAS, [DESCRIPTION OF THE CHANGE IN CONTROL (the “CIC”)].
WHEREAS, [The CIC constitutes a “Change in Control” within the meaning of the [ORBITAL ATK, INC. INCOME SECURITY PLAN] (the “ISP”).
WHEREAS, Employee’s employment shall end as provided in this General Release. In consideration of Employee’s signing and complying with this General Release, Orbital ATK agrees to provide Employee with certain payments and other valuable consideration described below. Further, Orbital ATK and Employee desire to resolve and settle any and all potential disputes or claims related to his employment or termination of employment with Orbital ATK.
WHEREAS, Orbital ATK has expended significant time and resources on promotion, advertising, and the development of goodwill and a sound business reputation through which it has developed a list of customers and prospective customers and identified those customers’ and prospective customers’ needs for Orbital ATK’s services and products. This information and goodwill are valuable, special and unique assets of Orbital ATK’s business, which Employee acknowledges constitute confidential, proprietary and trade secret information belonging to Orbital ATK.
WHEREAS, Orbital ATK has expended significant time and resources on technology, research, and development through which it has developed products, processes, technologies and services that are valuable, special and unique assets of Orbital ATK’s businesses, which Employee acknowledges constitute confidential, proprietary and trade secret information belonging to Orbital ATK.
WHEREAS, the disclosure to or use by third parties of any of Orbital ATK’s confidential, proprietary and/or trade secret information, or Employee’s unauthorized use of such information, would seriously harm Orbital ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.
THEREFORE, Orbital ATK and Employee (the “Parties”) mutually agree to the following terms and conditions:

1.     Qualifying Termination. In connection with the CIC, Employee’s employment with Orbital ATK and his officer and director positions with Orbital ATK’s subsidiaries are terminated effective [DATE] (“Date of Termination”). This termination from employment is without “Cause” as defined under the ISP, and is a Qualifying Termination under Section 3.1(a) of the ISP.

a.	Unpaid Compensation. Orbital ATK will pay Employee any Unpaid Compensation in a single lump sum cash payment within 30 days of the Date of Termination in accordance with Section 3.1 (c) of the ISP.
2.    Severance Benefits. Employee shall also be entitled to all such Severance Benefits, within the meaning of Section 2.1(z) of the ISP, as are due, payable, accrue and/or vest in accordance with the provisions of Section 3.2 of the ISP.

a.
Independent Consideration. In accordance with Section 4 of the ISP, Employee acknowledges that he is only eligible for Severance Benefits because he has signed and not revoked this General Release. Employee agrees that the Severance Benefits are adequate consideration for the promises herein.

b.	Delivery of Severance Benefits. Severance Benefits shall be paid in accordance with Section 3.6 of the ISP.
3.    Schedule. Each item and amount of Unpaid Compensation and Severance Benefits that is due, payable, accrues and/or vests to the benefit of Employee under the ISP is itemized and included within a Schedule of Benefits spreadsheet provided by the Company to Employee and attached hereto as Schedule “A”.
4.    Deferred Compensation. Any compensation Employee deferred under the [DEFERRED COMPENSATION PLAN] (or predecessor plan) shall be paid in accordance with his pre-selected distribution options and the terms of that plan.
5.    Outplacement Services. Employee will be entitled to participate in executive level outplacement services through [NAME OF SERVICE PROVIDER].
6.    Post-Employment Restrictions.

a.
Confidentiality and Nondisparagement. Employee acknowledges that in the course of his employment with Orbital ATK, he has had access to Orbital ATK’s confidential, proprietary and trade secret information. Employee agrees to maintain the confidentiality of Orbital ATK’s confidential, proprietary and trade secret information, and will not disclose or otherwise make such information available to any person, company, or other party, or use such information for Employee’s own benefit; provided, however, such non-disclosure covenants will not apply to: (i) confidential information that is disclosed or becomes public through another source that is not bound by a confidentiality agreement with the Company; and (ii) confidential information which Employee is required to disclose pursuant to court order, subpoena or applicable law (provided that Employee will use reasonable efforts to provide the Company with prompt notice of any such requests or requirement so that it may seek an appropriate protective order). Employee understands that his obligations under this Paragraph (6)(a) do not prohibit him from participating in an investigation or proceeding conducted by an enforcement agency and/or sharing information with an enforcement agency regulating the Company’s business. Further, Employee agrees not to make any disparaging or defamatory comments about any Orbital ATK employee, director, or officer, the Company, or any aspect of his employment or termination from employment with Orbital ATK.

b.
Non-Competition/Non-Solicitation.  Employee hereby agrees that for one (1) year following any termination of employment (the “Restricted Period”), regardless of how or why such employment ends, Employee shall not, directly or indirectly, (i) employ, solicit or retain, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 12-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates, or solicit, induce or encourage any such person to leave employment with the Company or its affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer, supplier, dealer, or distributor or prospective customer, supplier, dealer or, distributor of the Company or encourage any such person or entity to cease being a customer, supplier, dealer, or distributor of the Company or (iii) provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any geographic area in the world in which the Company or any of its affiliates is engaged in the Business Area (as defined below).  The term “Competing Business” shall mean any Business engaged in the Business Area.  The term “Business Area” shall mean developing, manufacturing, sourcing or supplying [LIST OF COMPETITIVE PRODUCTS], but in each case, only with respect to products that are the same as or similar to products developed, manufactured, sourced or supplied by the Company or any of its subsidiaries or affiliates, or any other Contemplated Business, whether directly to or to wholesale customers for resale to, law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government, or consumer markets.  The term “Contemplated Business” shall mean any Business: (I) with which the Company or any of its subsidiaries or affiliates engaged in substantive discussions or entered into any contract, agreement, agreement in principle, arrangement or other similar document (including, for the avoidance of doubt, any nondisclosure or confidentiality agreement), in each case, during the Employee’s employment and in either case with respect to a merger, joint venture, acquisition or other similar extraordinary corporate transaction between the Company or any of its subsidiaries or affiliates on the one hand and such Business or any of its subsidiaries or affiliates on the other hand; and (II) with respect to which such merger, joint venture, acquisition or similar extraordinary corporate transaction actually occurs not later than six months following Employee’s termination from employment.
Notwithstanding the above, Employee will not be deemed to have breached the restriction upon competition under the following limited circumstances: (x) if his only interest in a potentially competitive business is limited solely to the passive ownership of three percent (3%) or less of any class of the equity or debt securities of a publicly-held entity whose shares are listed for trading on a securities exchange or traded in the over the counter market; or (y) he becomes a stockholder, director, officer, employee, partner or manager with an investment fund or asset manager that owns and/or manages a widely-held portfolio of business interests, if any of the business interests held by such investment fund and/or asset manager could otherwise be deemed competitive with the business of Orbital ATK, provided Employee’s primary areas of responsibility do not include managing, or providing financial advice or direction to such potentially competitive business.
If during the Restricted Period, Employee wishes to obtain other employment that would arguably violate this Paragraph 6(b), then prior to accepting such employment Employee agrees to meet and confer in good faith with Orbital ATK regarding the scope of his responsibilities in the contemplated new employment and discuss any proposals regarding his performance in the contemplated new employment that could limit the applicability of this Paragraph 6(b) to such employment. Orbital ATK agrees that it will not unreasonably withhold its consent to such proposals and will provide a written response to Employee within a reasonable period of time.
The limitations on solicitation of Orbital ATK employees during the Restricted Period shall not apply to restrict the hiring of any persons otherwise covered by this Paragraph 6(b) if the hiring is in response to a general solicitation of employment made by means of periodical, newspaper, written posted materials or by electronic means.

c.
Breach of Post-Employment Restrictions. If Employee breaches any of his obligations under this Paragraph 6, then he will not be entitled to, and shall return, 25 percent of the Severance Benefits. Orbital ATK will be entitled to attorneys’ fees and costs incurred in seeking injunctive relief and damages including collecting the repayment of applicable consideration. Such action on the part of Orbital ATK will not in any way affect the enforceability of the General Release of Claims provided in Paragraph 8, which is adequately supported by the remaining Severance Benefits.

7.    Return of Orbital ATK Property. Before his last day of employment, Employee agrees to return all Orbital ATK property in his possession or control including, but not limited to, confidential or proprietary information, credit card, computer, documents, records, correspondence, identification badge, files, keys, software, and equipment. Further, Employee agrees to repay to Orbital ATK any amounts that he owes for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, PTO time. These amounts, if any, may be withheld from Employee’s Severance Benefits.
8.    General Release of Claims. Except as stated in Paragraph 10, Employee hereby releases and forever discharges Orbital ATK from all claims and causes of action, whether or not Employee currently has knowledge of such claims and causes of action, arising, or which may have arisen, prior to Employee’s execution of this Agreement and out of or in connection with his employment, the terms and conditions of his employment or termination of employment with Orbital ATK. This General Release includes, but is not limited to, claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act, and the Rehabilitation Act, all as amended. This General Release specifically includes any rights or claims arising under the Virginia Human Rights Act (Va. Code Ann. § 2.2-3900 et seq.), the Virginia Equal Pay Act (Va. Code Ann. § 40.1-28.6); the Virginia Disability Discrimination Law (Va. Code Ann. § 51.5-3 et seq.), the Virginia Fraud Against Taxpayers Act (Va. Code Ann. § 8.01-216.1 et seq.), and any other statutes and common law of the State of Virginia, all as amended.
This General Release includes any rights or claims arising under any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Employee agrees that this General Release extends to all claims, demands or causes of action which he had, has or may have against Orbital ATK which arose prior to Employee’s execution of this Agreement based upon statutory or common law claims for breach of express or implied contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.
Employee agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 11, Employee is completely and fully waiving any rights under the above stated statutes, regulations, laws, common law, or legal or equitable theories.
9.    Breach of General Release of Claims. If Employee breaches any provision of the General Release of Claims provided in Paragraph 8, then he will not be entitled to, and shall return, 75 percent of the Severance Benefits. Orbital ATK will be entitled to attorneys' fees and costs incurred in its defense including collecting the repayment of applicable consideration. Such action on the part of Orbital ATK will not in any way affect the enforceability of the Post-Employment Restrictions provided in Paragraph 6, which are adequately supported by the remaining Severance Benefits.
10.    Exclusions from General Release. Employee is not waiving his rights to any vested retirement benefits. Employee also is not waiving his right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended; or his right to assert claims, demands or causes of action, including but not limited to claims under the ADEA, that arise after Employee executes this General Release. Employee agrees that Orbital ATK reserves any and all defenses, which it has or might have against any claims, demands or causes of action brought by Employee. This includes, but is not limited to, Orbital ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to Employee, reduced by the amount of money paid to him under this General Release. Nothing in this General Release interferes with Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding. Nevertheless, Employee understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.
11.    Right to Revoke. This General Release does not become effective for a period of seven (7) days after Employee signs it and Employee has the right to cancel it during that time. Any decision to revoke this General Release must be made in writing and hand-delivered to Orbital ATK or, if sent by mail, postmarked within the seven (7) day time period and addressed to [NAME, TITLE, ADDRESS]. Employee understands that if he decides to revoke this General Release, he will not be entitled to any Severance Benefits.

12.    Cooperation. Upon reasonable notice, and subject to his availability given future employment responsibilities after the date hereof, Employee will cooperate and provide assistance in all situations where Orbital ATK is currently a party or subsequently becomes a party to civil or administrative litigation that arises or involves his prior duties and responsibilities with Orbital ATK. Without limiting the foregoing, Employee agrees (a) to meet with Orbital ATK’s representatives, its legal counsel or other designees, at mutually convenient times and places, with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency or other adjudicatory body. If Employee is ordered to appear for deposition or trial by a court order or subpoena with respect to any matter relating to his employment with Orbital ATK, Employee shall give prompt notice to Orbital ATK.
13.    Unemployment Compensation Benefits. If Employee applies for unemployment compensation, Orbital ATK will not challenge his entitlement to such benefits. Employee understands that Orbital ATK does not decide whether a person is eligible for unemployment compensation benefits, or the amount of the benefit.
14.    No Wrongdoing. By entering into this General Release, Orbital ATK does not admit that it has acted wrongfully with respect to Employee’s employment or that he has any rights or claims against it.
15.    No Adequate Remedy at Law. Employee acknowledges and agrees that his breach of the Post-Employment Restrictions provided in Paragraph 6 would cause irreparable harm to Orbital ATK and the remedy at law would be inadequate. Accordingly, if Employee violates such Paragraph 6, Orbital ATK is entitled to injunctive relief in addition to any other legal or equitable remedies without the necessity of posting a bond.
16.    Choice of Law and Venue. The terms of this General Release will be governed by the laws of Virginia (without regard to conflict of laws principles). Any legal action to enforce this General Release shall be brought in a competent court of law in the Commonwealth of Virginia, and the parties agree to the personal jurisdiction of those courts.
17.    Severability. If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired. In the event that any court having jurisdiction of the Parties should determine that any of the Post-Employment Restrictions set forth in Paragraph 6 of this General Release are overbroad or otherwise invalid in any respect, the Parties acknowledge and agree that the court so holding shall construe those provisions to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed. The Parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
18.    No Assignment. This General Release is personal to Employee and cannot be assigned to any other person or entity.

19.    Attorneys’ Fees. Employee understands that he is responsible to pay his own costs and attorneys’ fees, if any, which are incurred in consulting with an attorney about this General Release.
20.    Third Party Beneficiary. [CIRCUMSTANCES OF THE CIC MAY REQUIRE THAT A THIRD-PARTY BE COVERED UNDER THIS GENERAL RELEASE OR CERTAIN PROVISIONS HEREOF].
21.    Entire Agreement. This General Release constitutes the entire agreement between Orbital ATK and Employee regarding the subject matter included in this document. Employee agrees that there are no promises or understandings outside of this General Release, except with respect to his continuing obligations pursuant to his executed Confidentiality and Invention Assignment Agreement. This General Release supercedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein.
22.    Eligibility and Opportunity to Review.

a.
All employees who are eligible to participate in the ISP must execute a general release of all employment-related claims in order to receive Severance Benefits. Attached to this General Release is a list of employees by position and age who were and were not impacted by this reduction in the workforce and eligible to receive additional and valuable consideration in exchange for executing a general release of claims.

b.
Employee certifies that he is signing this General Release voluntarily and with full knowledge of its consequences. Employee understands that he has forty-five (45) days from the date he received this General Release to consider it, and that he does not have to sign it before the end of the forty-five (45) day period. Employee is hereby advised to use this time to consult with an attorney prior to executing this General Release. Employee agrees that if he signs this General Release prior to the forty-fifth day, he is doing so because he has had sufficient time to review and consider the General Release and to consult with an attorney if he wished to do so.

c.	Changes to this General Release, whether material or immaterial, do not restart the fort-five (45) day period.
23.    Understanding and Voluntary Execution. Employee understands all of the terms of this General Release and has not relied on any oral statements or explanation by Orbital ATK. Employee has had adequate time to consult with legal counsel and to consider whether to sign this General Release, and Employee is signing this General Release knowingly and voluntarily.

Employee executes this General Release by his signature below.

Date:	[EMPLOYEE NAME] Employee’s Signature

Date:	ORBITAL ATK, Inc. By: Its:

SCHEDULE A

SCHEDULE OF BENEFITS

A-1